Exhibit 99.1

CONTACT: Shintaro Asako MediciNova, Inc. Phone: 858-373-1500 E-mail: asako@medicinova.com

FOR IMMEDIATE RELEASE

MediciNova Announces Share Repurchase Program

SAN DIEGO, Calif. – December 5, 2005 — MediciNova, Inc., a specialty pharmaceutical company that is publicly traded on the Hercules Market of the Osaka Securities Exchange (Code number: 4875), today announced that the Board of Directors has authorized the repurchase of up to 5 million shares of its outstanding common stock at an aggregate purchase price of up to 700 million Japanese yen.

“Our balance sheet and liquidity are strong and our confidence in the long-term growth and profitability of our business enables us to redeploy cash while we will continue to advance the development of our existing product candidates,” said Yuichi Iwaki, M.D., Ph.D., Executive Chairman and Acting Chief Executive Officer.

The authority will be exercised from time to time beginning December 12, 2005 and extending to June 12, 2006, unless earlier terminated, as market conditions warrant and subject to applicable regulatory considerations. Any repurchases are intended to be held in treasury for general corporate purposes.

About MediciNova

MediciNova, Inc. is a publicly traded specialty pharmaceutical company focused on accelerating the global development and commercialization of innovative pharmaceutical products. MediciNova’s pipeline, which includes several compounds in clinical testing, targets a variety of prevalent medical conditions, including premature labor, cancer, asthma, multiple sclerosis and anxiety disorders. For more information on MediciNova Inc., please visit www.medicinova.com.

This press release may contain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the strength of the company’s balance sheet and liquidity and confidence in the long-term growth potential of the company. These statements are based on certain assumptions made by the Company’s management that are believed to be reasonable at the time. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, including results of clinical studies and other risks and uncertainties, including those described in the Company’s filings with the Securities and Exchange Commission. These assumptions, risks and uncertainties could cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements.

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